Exhibit 5.1

2001 ROSS AVENUE	AUSTIN
DALLAS, TEXAS	DALLAS
75201-2980	DUBAI
HONG KONG
TEL +1	HOUSTON
214.953.6500	LONDON
FAX +1	MOSCOW
214.953.6503	NEW YORK
www.bakerbotts.com	RIYADH
WASHINGTON

April 10, 2007
MetroPCS Communications, Inc.
8144 Walnut Hill Lane
Suite 800
Dallas, TX 75231-4388
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by MetroPCS Communications, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 49,653,234 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to the terms of the Company’s Amended and Restated 2004 Equity Incentive Compensation Plan (the “2004 Plan”) and the Second Amended and Restated 1995 Stock Option Plan of MetroPCS, Inc., as amended (the “1995 Plan”, and together with the 2004 Plan, the “Plans”), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company, in each case as amended to date, (ii) the 1995 Plan, (iii) the 2004 Plan, (iv) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, (v) certificates of public officials and of representatives of the Company, (vi) certain resolutions of the Board of Directors of the Company relating, among other things, to the Plans and (vii) statutes and other instruments and documents. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.
     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that, when issued and sold from time to time in accordance with the provisions of the Plans, the Shares will have been duly authorized by all necessary corporate action on the part of the Company; and upon issuance and delivery of

2	April 10, 2007
such Shares from time to time pursuant to the terms of the Plans and otherwise in accordance with the terms and conditions of an award granted pursuant to the Plans, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.
     The opinions set forth above are limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.

Baker Botts L.L.P.